                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                           Kimberly-Clark Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                                                  March 12, 2002

[KIMBERLY-CLARK LOGO]

                                                     WAYNE R. SANDERS
                                                     Chairman of the Board and
                                                     Chief Executive Officer

TO OUR STOCKHOLDERS:

      On behalf of the Board of Directors and management of Kimberly-Clark Corporation, I cordially invite you to the Annual Meeting of Stockholders to be held on Thursday, April 25, 2002, at 11:00 a.m. at our World Headquarters which is located at 351 Phelps Drive, Irving, Texas.

      At the Annual Meeting, stockholders will be asked to elect three directors for a three-year term, approve the Corporation's Executive Officer Achievement Award Program, approve the selection of the Corporation's independent auditors and vote on a stockholder proposal. These matters are fully described in the accompanying Notice of Annual Meeting and proxy statement.

      It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by marking and dating the enclosed proxy card, voting electronically using the Internet or using the telephone voting procedures.

      If you plan to attend the meeting, please check the card in the space provided or so indicate electronically or by telephone. This will assist us with meeting preparations, and will enable us to expedite your admittance. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee which holds your shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

                                                Sincerely,

                                            /s/ WAYNE R. SANDERS
                                                Wayne R. Sanders

                           KIMBERLY-CLARK CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 25, 2002

     The Annual Meeting of Stockholders of KIMBERLY-CLARK CORPORATION will be held at the Corporation's World Headquarters, 351 Phelps Drive, Irving, Texas, on Thursday, April 25, 2002, at 11:00 a.m. for the following purposes:

        1. To elect three directors for a three-year term to expire at the 2005 Annual Meeting of Stockholders;

        2. To approve the Corporation's Executive Officer Achievement Award Program;

        3. To approve the selection of Deloitte & Touche LLP as independent auditors;

        4. To act upon a stockholder's proposal which may be presented at the meeting; and

        5. To take action upon any other business which properly may come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on February 25, 2002 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     It is important that your shares be represented at the meeting. I urge you to sign, date and promptly return the enclosed proxy card in the enclosed business reply envelope, or vote using the Internet or telephone.

     The accompanying proxy statement also is being used to solicit voting instructions for the shares of the Corporation's common stock which are held by the trustee of the Corporation's Salaried and Hourly Employees Incentive Investment Plans and Retirement Contribution Plan for the benefit of the participants in the plans. It is important that each participant in the plans signs, dates and returns the voting instruction card which is enclosed with the proxy statement in the business reply envelope provided or indicate his or her preference using the Internet or telephone.

                                             By order of the Board of Directors.

                                          /s/ RONALD D. MCCRAY
                                             Ronald D. Mc Cray
                                             Vice President, Associate General
                                             Counsel and Secretary

P. O. Box 619100
Dallas, Texas 75261-9100
March 12, 2002

                               TABLE OF CONTENTS

Introduction..........................................................     1
  Electronic Delivery of Proxy Materials and Annual Report............     1
  Who May Vote........................................................     1
  How You May Vote....................................................     1
  How You May Revoke or Change Your Vote..............................     1
  Confidential Voting.................................................     2
  Costs of Solicitation...............................................     2
  Votes Required/Voting Procedures....................................     2
  Dividend Reinvestment and Stock Purchase Plan.......................     2
  Employee Benefit Plans..............................................     2
  Delivery of One Proxy Statement and Annual Report to a Single
     Household to Reduce Duplicate Mailings...........................     2
Proposal 1. Election of Directors.....................................     3
  General Information.................................................     3
  Certain Information Regarding Directors and Nominees................     4
  Security Ownership of Management....................................     8
  Certain Transactions and Business Relationships.....................     9
  Board of Directors and Committees...................................     9
  Stockholder Nominations for Directors...............................     9
  Executive Compensation..............................................    10
     Summary Compensation Table.......................................    10
     Option Grants in 2001............................................    11
     Aggregated Option Exercises in 2001 and Option Values as of
      December 31, 2001...............................................    12
     Compensation Committee Report on Executive Compensation..........    12
       Salaries for 2001..............................................    13
       Cash Bonus Awards for 2001.....................................    13
       Equity Plans...................................................    14
       2001 Compensation of the Chief Executive Officer...............    14
       Alignment of Executive Compensation with Corporate
        Performance...................................................    15
       Tax Deduction for Executive Compensation.......................    15
     Executive Stock Ownership........................................    16
     Performance Graph................................................    16
     Compensation Committee Interlocks and Insider Participation......    16
     Defined Benefit Retirement Plan..................................    17
     Executive Severance Plan.........................................    18
     Corporation's Severance Pay Plan.................................    18
     Compensation of Directors........................................    18
Proposal 2. Approval of the Corporation's Executive Officer
  Achievement Award Program...........................................    20
  Introduction........................................................    20
  Awards..............................................................    20
  Eligibility.........................................................    21
  Administration of the EOAAP Plan....................................    21
  Amendment of the EOAAP Plan.........................................    21
  U.S. Federal Income Tax Consequences................................    21
Proposal 3. Approval of Auditors......................................    22
  Principal Accounting Firm Fees......................................    22

Proposal 4. Stockholder Proposal Regarding the Corporation's Amended
  and Restated Rights Agreement.......................................         22
  Stockholder Proposal................................................         23
  Response of the Corporation to Stockholder Proposal.................         24
Section 16(a) Beneficial Ownership Reporting Compliance...............         25
2003 Stockholder Proposals............................................         25
Annual Meeting Advance Notice Requirements............................         25
Audit Committee Report................................................         26
Other Matters.........................................................         27
Exhibit A -- Executive Officer Achievement Award Program..............        A-1

                                                                  March 12, 2002

(KIMBERLY-CLARK LOGO)

                                PROXY STATEMENT

INTRODUCTION

     The accompanying proxy is solicited on behalf of the Board of Directors of Kimberly-Clark Corporation for use at the Annual Meeting of Stockholders to be held on April 25, 2002 and at any adjournment thereof. We are first mailing this proxy statement and the accompanying proxy to holders of the Corporation's common stock on March 12, 2002.

  Electronic Delivery of Proxy Materials and Annual Report

     The Notice of Annual Meeting and proxy statement and the Corporation's 2001 Annual Report are available on our Internet site at www.kimberly-clark.com. Instead of receiving paper copies of the proxy statement and annual report in the mail, in the future stockholders may elect to receive an e-mail that will provide a link to these documents on the Internet. Opting to receive your proxy materials online saves the Corporation the cost of producing and mailing bulky documents to your home or business, and gives you an automatic link to the proxy voting site.

     Stockholders of Record: If your shares are registered in your own name, to enroll in the electronic proxy delivery service to receive Kimberly-Clark's future proxy statements and annual reports, you may go directly to http://www.econsent.com/kmb anytime and follow the instructions.

     Beneficial Stockholders: If your shares are not registered in your name, to enroll in the electronic delivery service to receive Kimberly-Clark's future proxy statements and annual reports, check the information provided to you by your bank or broker or contact your bank or broker for information on electronic delivery service.

  Who May Vote

     Each stockholder of record at the close of business on February 25, 2002 will be entitled to one vote for each share registered in the stockholder's name. As of that date, there were outstanding 520,279,985 shares of common stock of the Corporation.

  How You May Vote

     You may vote in person by attending the meeting or by completing and returning a proxy by mail, or vote using the Internet or the telephone. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card. To vote your proxy using the Internet or by telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call.

     The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares for the election of directors, the approval of the Corporation's Executive Officer Achievement Award Program, the approval of the selection of the Corporation's independent auditors and against approval of the stockholder proposal.

  How You May Revoke or Change Your Vote

     You may revoke your proxy before the time of voting at the meeting in the following ways:

     - by mailing a revised proxy to the Secretary of the Corporation

     - by changing your vote on the Internet website

     - by using the telephone voting procedures

     - by voting in person at the meeting

  Confidential Voting

     Stockholders' proxies and plan participant voting instruction cards are received by the Corporation's independent proxy processing agent, and the vote is certified by independent Inspectors of Election. Proxies, ballots and voting instruction cards that identify the vote of stockholders and participants will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders and participants request disclosure or write comments on their cards, or in a contested matter involving an opposing proxy solicitation. During the proxy solicitation period, the Corporation will receive daily tabulation reports from the independent proxy processing agent, but these reports provide only aggregate data. In addition, the agent will identify if a stockholder has failed to vote so that the Corporation may contact the stockholder and request he or she do so.

  Costs of Solicitation

     The Corporation will bear the cost of preparing, printing and mailing materials in connection with this solicitation of proxies including the cost of the proxy solicitation, and the expenses of brokers, fiduciaries and other nominees in forwarding proxy material to beneficial owners. In addition to the use of the mail, solicitation may be made by telephone or otherwise by regular employees of the Corporation. The Corporation has retained W.F. Doring & Co., Inc. and Georgeson Shareholder Communications Inc. to aid in the solicitation at an aggregate cost of up to $24,000, plus reimbursement of out-of-pocket expenses.

  Votes Required/Voting Procedures

     A majority of the shares of the Corporation's common stock, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. In all matters other than the election of directors, the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be the act of the stockholders. Abstentions are treated as votes against a proposal and broker non-votes will not be considered present and entitled to vote.

  Dividend Reinvestment and Stock Purchase Plan

     If a stockholder is a participant in the Corporation's Automatic Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of full shares in the stockholder's account in the plan, as well as shares registered in the stockholder's name.

  Employee Benefit Plans

     The Corporation also is mailing this proxy statement and voting materials to participants in the Corporation's Salaried and Hourly Employees Incentive Investment Plans and Retirement Contribution Plan. The trustee of the Corporation's plans, U.S. Bank, as the stockholder of record of shares of the common stock of the Corporation held in the plans, will vote whole shares of stock attributable to each participant's interest in the plans in accordance with the directions the participant gives, or, if no directions are given by the participant, in accordance with the directions of the respective plan committee.

  Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings

     Each year in connection with the Corporation's Annual Meeting of Stockholders, the Corporation is required to mail to each stockholder of record a proxy statement and annual report, and to arrange for a proxy statement and annual report to be sent to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because many stockholders hold shares of the Corporation's common stock in multiple accounts, this process results in duplicate mailings of proxy statements and annual reports to stockholders who share the same address. Stockholders may avoid receiving duplicate mailings and save the Corporation the cost of producing and mailing duplicate documents as follows:

     Stockholders of Record: If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, you may contact Stockholder Services, P.O. Box 612606, Dallas, Texas 75201-2606 or call 972-281-1521.

     Beneficial Stockholders: If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other Kimberly-Clark stockholders who share an address with you. If you currently receive more than one proxy statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.

     Right to Request Separate Copies: If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional proxy statements or annual reports. You may also contact us at the address and phone number listed on page 27 if you wish to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address in the future.

PROPOSAL 1. ELECTION OF DIRECTORS

GENERAL INFORMATION

     The Restated Certificate of Incorporation of the Corporation provides that the Board of Directors shall consist of not less than 11 nor more than 25 members, as determined from time to time by the affirmative vote of a majority of the entire Board of Directors, and that the Board shall be divided into three classes. Directors of one class are elected each year for a term of three years. On April 29, 2001, Mr. Frank A. McPherson (a director of the Class of 2002) retired as a member of the Board of Directors. As of the date of this proxy statement, the Board of Directors consists of 12 members, three of whom have terms which expire at this year's Annual Meeting (Class of 2002), five of whom have terms which expire at the 2003 Annual Meeting (Class of 2003), and four of whom have terms which expire at the 2004 Annual Meeting (Class of 2004).

     The three nominees for director set forth on the following pages are proposed to be elected at this year's Annual Meeting to serve for a term to expire at the 2005 Annual Meeting of Stockholders (Class of 2005) and until their successors are elected and have qualified. Should any nominee become unable to serve, proxies may be voted for another person designated by management. All nominees have advised the Corporation that they will serve if elected. The remaining nine directors will continue to serve as directors for the terms set forth on the following pages.

     The nominees for director are such that immediately after the election of the nominees to the Board of Directors, a majority of all directors holding office shall be "Independent Directors" as that term is defined in By-Law 24 of the Corporation's By-Laws. Generally, By-Law 24 provides that individuals are Independent Directors if they are not employed by the Corporation or its subsidiaries or equity companies and do not have, and are not affiliated with an entity that has, business transactions or relationships with the Corporation or its subsidiaries that are required to be disclosed in the Corporation's proxy statement. The By-Law authorizes the Audit Committee of the Board of Directors to determine that an individual who has a transaction or relationship disclosed in the proxy statement is nevertheless an Independent Director if it determines by resolution that the person is independent of management and free from any relationship that would interfere with the person's independent judgment as a Board member.

CERTAIN INFORMATION REGARDING DIRECTORS AND NOMINEES

     The names of the nominees for the Class of 2005 and of the other directors continuing in office, their ages as of the date of the Annual Meeting, the year each first became a director, their principal occupations during at least the past five years, other directorships held by each as of the date hereof and certain other biographical information are set forth on the following pages by Class, in the order of the next Class to stand for election.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

                     FOR A THREE-YEAR TERM EXPIRING AT THE
                      2005 ANNUAL MEETING OF STOCKHOLDERS
                                (CLASS OF 2005)

JOHN F. BERGSTROM
Chairman and Chief Executive Officer, Bergstrom Corporation

Mr. Bergstrom, age 55, has served as Chairman and Chief Executive Officer of Bergstrom Corporation, Neenah, Wisconsin, for more than the past five years. Bergstrom Corporation owns and operates automobile sales and leasing businesses and a credit life insurance company in Wisconsin. Mr. Bergstrom is a director of the Wisconsin Energy Corporation, Wisconsin Electric Power Company, Sensient Technologies Corp., Banta Corporation, The Catholic Diocese of Green Bay, Midwest Express Holdings, Inc. and the Green Bay Packers, Inc. He also is a member of the Board of Trustees of Marquette University and the Medical College of Wisconsin. He has been a director of the Corporation since 1987.

--------------------------------------------------------------------------------

PAUL J. COLLINS
Retired Vice Chairman, Citigroup Inc.

Mr. Collins, age 65, retired in October 2000 as Vice Chairman of Citigroup Inc. He had been Vice Chairman of Citigroup Inc. since its inception in October of 1998 as a result of the merger of Citicorp and Travelers Group Inc. Prior to the merger, Mr. Collins was a Vice Chairman of Citicorp and its principal subsidiary, Citibank N.A., since 1988. He was a director of Citicorp, Inc. and Citibank, N.A., from 1985-2000, and is currently a director of BG Group plc, Genuity Inc. and Nokia Corporation. Mr. Collins is a trustee of the University of Wisconsin Foundation, the American University of Beirut and the Glyndebourne Arts Trust. He has been a director of the Corporation since 1983.

--------------------------------------------------------------------------------

ROBERT W. DECHERD
Chairman of the Board, President, and Chief Executive Officer, Belo Corp.

Mr. Decherd, age 51, has served as Chairman of the Board and Chief Executive Officer of Belo Corp., a broadcasting and publishing company, since January 1987. Mr. Decherd became President of that company in January 1994, and previously served as President from January 1985 through December 1986. He has been a director of that company since 1976. He has been a director of the Corporation since 1996.

--------------------------------------------------------------------------------

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                              TERM EXPIRING AT THE
                      2003 ANNUAL MEETING OF STOCKHOLDERS
                                (CLASS OF 2003)

THOMAS J. FALK
President and Chief Operating Officer

Mr. Falk, age 43, has served as President and Chief Operating Officer of the Corporation since his election in 1999. He previously had been elected Group President-Global Tissue, Pulp and Paper in 1998, where he was responsible for the Corporation's global tissue businesses. He also was responsible for the Wet Wipes and Neenah Paper sectors, Pulp Operations and Consumer Business Services, Environment and Energy and Human Resources organizations. Mr. Falk joined the Corporation in 1983 and has held other senior management positions in the Corporation. Mr. Falk is a member of the University of Wisconsin-Madison School of Business Dean's Advisory Board. He has been a director of the Corporation since 1999.

--------------------------------------------------------------------------------

WILLIAM O. FIFIELD
Partner, Sidley Austin Brown & Wood

Mr. Fifield, age 55, has served as a partner in the law firm of Sidley Austin Brown & Wood since 1977. He is the managing partner in the firm's Dallas, Texas office, a member of the firm's executive committee, and a member of the firm's space, staff, practice development and new business committees. He has served the firm in a number of other administrative capacities, including co-chair of the firm's committee on computers and legal technology, co-chair of the firm's committee on practice development, and a member of the firm's committees on accounting and finance, assignment and compensation of associates, firm functions and international operations. He has been a director of the Corporation since 1995.

--------------------------------------------------------------------------------

WAYNE R. SANDERS
Chairman of the Board and Chief Executive Officer

Mr. Sanders, age 54, has served as Chief Executive Officer of the Corporation since 1991 and Chairman of the Board of the Corporation since 1992. He previously had been elected President and Chief Operating Officer in 1990. Employed by the Corporation since 1975, Mr. Sanders also has held various other senior management positions in the Corporation. Mr. Sanders is a director of Adolph Coors Company, Coors Brewing Company and Texas Instruments Incorporated. He also is Chairman of the Marquette University Board of Trustees and is Chairman of the Southwest Region and a member of the National Board of Governors of the Boys and Girls Clubs of America. He has been a director of the Corporation since 1989.

--------------------------------------------------------------------------------

WOLFGANG R. SCHMITT
Chief Executive Officer, Trends 2 Innovation

Mr. Schmitt, age 58, is Chief Executive Officer of Trends 2 Innovation. He previously served as Chairman of the Board of Value America, Inc. from November 1999 until May 2000, and as Vice Chairman of the Board of Newell Rubbermaid Inc. as a result of the merger of Newell Co. and Rubbermaid Incorporated from March 24, 1999 until August 1999. Prior to the merger, he had served as Chairman of the Board of Rubbermaid Incorporated since 1993, and as Chief Executive Officer since 1992. Mr. Schmitt is a director of Parker-Hannifin Corporation, serves as a trustee of Otterbein College and is Chairman of the Secrest Arboretum Board. He has been a director of the Corporation since 1994.

--------------------------------------------------------------------------------

RANDALL L. TOBIAS
Chairman Emeritus, Eli Lilly and Company

Mr. Tobias, age 60, served as Chairman of the Board and Chief Executive Officer of Eli Lilly and Company from June 1993 until he stepped down as Chief Executive Officer on June 30, 1998, and retired as Chairman on December 31, 1998. He previously had been Vice Chairman of the Board of AT&T since 1986, and had been employed by AT&T since 1964. Mr. Tobias is a director of Phillips Petroleum Company and Knight-Ridder, Inc., and he is a member of the Business Council. He is a trustee of the Colonial Williamsburg Foundation. He has been a director of the Corporation since 1994.

--------------------------------------------------------------------------------

                              TERM EXPIRING AT THE
                      2004 ANNUAL MEETING OF STOCKHOLDERS
                                (CLASS OF 2004)

PASTORA SAN JUAN CAFFERTY
Professor, University of Chicago

Mrs. Cafferty, age 61, has been a Professor since 1985 at the University of Chicago's School of Social Service Administration where she has been a member of the faculty since 1971. Mrs. Cafferty is a director of Bankmont Financial Corp. and its subsidiaries Harris Bankcorp, Inc. and Harris Trust Savings Bank, Waste Management, Inc. and the Peoples Energy Corporation and its subsidiaries, and a Trustee of the Lyric Opera Association and Rush-Presbyterian-St. Luke's Medical Center in Chicago. She has been a director of the Corporation since 1976.

--------------------------------------------------------------------------------

CLAUDIO X. GONZALEZ
Chairman of the Board and Managing Director, Kimberly-Clark de Mexico, S.A. de C.V.

Mr. Gonzalez, age 67, has served as Chairman of the Board and Managing Director of Kimberly-Clark de Mexico, S.A. de C.V., an equity company of the Corporation, since 1973. He was employed by the Corporation in 1956 and by Kimberly-Clark de Mexico, S.A., the predecessor of Kimberly-Clark de Mexico, S.A. de C.V., in 1957. He is a director of Kellogg Company, General Electric Company, The Investment Company of America, Home Depot Inc., Unilever N.V., Unilever PLC, The Mexico Fund, Grupo Industrial ALFA, Grupo Modelo, Grupo Carso, America Movil and is a member of the International Advisory Council of J.P. Morgan Chase & Co. He has been a director of the Corporation since 1976.

--------------------------------------------------------------------------------

LINDA JOHNSON RICE
President and Chief Operating Officer, Johnson Publishing Company, Inc.

Mrs. Johnson Rice, age 44, has been President and Chief Operating Officer of Johnson Publishing Company, Inc., a multi-media company, since 1987. She joined that company in 1980, and became Vice President in 1985. Mrs. Johnson Rice is a director of Bausch & Lomb Incorporated, Viad Corporation and Omnicom Group, Inc. She has been a director of the Corporation since 1995.

--------------------------------------------------------------------------------

MARC J. SHAPIRO
Vice Chairman, J.P. Morgan Chase & Co.

Mr. Shapiro, age 54, is responsible for finance, risk management and administration at J.P. Morgan Chase & Co. and is a member of that firm's executive committee. Before assuming his current position in 1997, Mr. Shapiro was Chairman, President and Chief Executive Officer of Chase Bank of Texas, a wholly owned subsidiary of J.P. Morgan Chase & Co., from 1989 until 1997. Mr. Shapiro is a member of the board of directors of Burlington Northern Sante Fe Corporation and a trustee of Weingarten Realty Investors. He also serves on the boards of M.D. Anderson Hospital, Weill Medical College of Cornell University, United Way of New York City, Local Initiatives Support Corporation and Baylor College of Medicine. He has been a director of the Corporation since January 2001.

--------------------------------------------------------------------------------

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information as of December 31, 2001, regarding the number of shares of the common stock of the Corporation beneficially owned by all directors and nominees, by each of the executive officers named in "Executive Compensation" below, and by all directors, nominees and executive officers as a group.

                   NAME OF INDIVIDUAL OR                          AMOUNT AND NATURE OF
                     IDENTITY OF GROUP                        BENEFICIAL OWNERSHIP(1)(2)(3)
                   ---------------------                      -----------------------------
John F. Bergstrom...........................................               20,300(4)(5)(6)
Pastora San Juan Cafferty...................................                8,609(5)(6)
Paul J. Collins.............................................               13,800(5)(6)
Robert W. Decherd...........................................               12,500(5)(6)
John W. Donehower...........................................              353,766(6)
O. George Everbach..........................................              466,132(6)
Thomas J. Falk..............................................              602,049(6)
William O. Fifield..........................................                9,500(5)(6)
Claudio X. Gonzalez.........................................              148,891
Linda Johnson Rice..........................................                7,800(5)(6)(7)
Wayne R. Sanders............................................            1,544,099(6)
Wolfgang R. Schmitt.........................................                6,500(5)(6)
Kathi P. Seifert............................................              469,946(6)
Marc J. Shapiro.............................................                5,743(6)
Randall L. Tobias...........................................               12,800(5)(6)
All directors, nominees and executive officers as a group...            4,050,237(6)(8)

---------------

 (1) Except as otherwise noted, the directors, nominees and named executive officers, and the directors, nominees and executive officers as a group, have sole voting and investment power with respect to the shares listed.

 (2) Each director, nominee and named executive officer, and all directors, nominees and executive officers as a group, own less than one percent of the outstanding shares of the Corporation's common stock.

 (3) For each director who is not an officer or employee of the Corporation or any of its subsidiaries or equity companies, share amounts include shares issued pursuant to the Outside Directors' Stock Compensation Plan, which is described below under the heading "Compensation of Directors."

 (4) Includes 1,600 shares held by trusts for the benefit of Mr. Bergstrom's son and daughter and for which Mr. Bergstrom serves as trustee. Also includes 5,000 shares held by Bergstrom Investments L.P., a partnership of which Mr. Bergstrom and his brother are general partners and their respective children are limited partners, and of which Mr. Bergstrom shares voting control.

 (5) In addition to the shares listed in the table which are beneficially owned, the following directors have stock credits allocated to their deferred compensation accounts as of December 31, 2001 under the Corporation's deferred compensation plan for directors: Mr. Bergstrom, 3,000.00 credits; Mrs. Cafferty, 25,730.50 credits; Mr. Collins, 52,748.34 credits; Mr. Decherd, 3,000.00 credits; Mr. Fifield, 8,798.78 credits; Mrs. Johnson Rice, 3,000.00 credits; Mr. Schmitt, 11,244.47 credits; and Mr. Tobias, 12,397.99 credits. The accounts reflect the election of the directors to defer into stock credits compensation previously earned by them as directors of the Corporation. Although these directors are fully at risk as to the price of the Corporation's common stock represented by stock credits, the stock credits are not shares of stock and the directors do not have any rights as holders of common stock with respect to the stock credits. See "Executive Compensation -- Compensation of Directors" for additional information concerning the deferred stock accounts.

 (6) Includes the following shares which could be acquired within 60 days of December 31, 2001 by: Mr. Bergstrom, 2,700 shares; Mrs. Cafferty, 2,500 shares; Mr. Collins, 2,800 shares; Mr. Decherd, 2,500 shares; Mr. Donehower, 290,000 shares; Mr. Everbach, 378,586 shares; Mr. Falk, 487,500 shares; Mr. Fifield, 2,500 shares; Mrs. Johnson Rice, 2,500 shares; Mr. Sanders, 1,190,000 shares; Mr. Schmitt, 2,500 shares; Mrs. Seifert, 416,624 shares; Mr. Shapiro, 4,743 shares; Mr. Tobias, 2,800 shares; and all directors, nominees and executive officers as a group, 3,108,835 shares. Also, shares of common stock held by the trustee of the Corporation's Salaried Employees Incentive Investment Plan for the benefit of, and which are attributable to the accounts in the plan of, the executive officers above are included in this table.

 (7) Includes 300 shares held by a trust for the benefit of Mrs. Johnson Rice's daughter and for which Mrs. Johnson Rice serves as a co-trustee and shares voting and investment power.

 (8) Voting and investment power with respect to 55,286 of the shares is shared.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

     In 2001, the Corporation and certain of its subsidiaries paid Sidley Austin Brown & Wood $4,063,267 for legal services. William O. Fifield, a director of the Corporation, is a partner in that firm.

     The Corporation paid $207,000 to Bergstrom Corporation in 2001 for automobile rental and purchasing costs. John F. Bergstrom and Richard A. Bergstrom, his brother, own 75 percent and 25 percent, respectively, of Bergstrom Corporation. In addition, the Corporation leases office space in Neenah, Wisconsin from Neenah Downtown Redevelopment Associates Limited Partnership, a partnership engaged in the redevelopment of downtown real estate. John F. Bergstrom owns a 14 percent limited partner interest in the partnership. During 2001, rental payments made by the Corporation to the partnership were $1,051,000.

     Management believes that the amounts charged and paid in connection with the foregoing arrangements were reasonable compared with the amounts which would be charged and paid for similar services or products from other third parties. The Corporation expects to engage in similar transactions with those entities in 2002.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors met five times in 2001. All of the incumbent directors attended at least 75 percent of the total number of meetings of the Board and committees of the Board on which they served.

     The standing committees of the Board include, among others, the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Nominating Committee.

     The Audit Committee, currently composed of Mr. Collins, Chairman, Mr. Decherd, Mrs. Johnson Rice, and Mr. Schmitt, met four times during 2001. The Committee selects, subject to stockholder approval, and engages the independent auditors to audit the books, records and accounts of the Corporation, reviews the scope of the audits, and establishes policy in connection with internal audit programs of the Corporation. The Audit Committee members satisfy the independence, financial literacy and expertise requirements of the New York Stock Exchange. See "Audit Committee Report" below for further information.

     The Compensation Committee, currently composed of Mr. Tobias, Chairman, Mrs. Cafferty and Mr. Shapiro met three times during 2001. The nature and scope of the Committee's responsibilities are set forth below under "Executive Compensation -- Compensation Committee Report on Executive Compensation."

     The Corporate Governance Committee, currently composed of Mr. Bergstrom, Chairman, Mr. Fifield, Mrs. Johnson Rice, Mr. Schmitt and Mr. Tobias, met twice during 2001. The Committee monitors and recommends improvements to the practices and procedures of the Board, recommends the nature and duties of Committees of the Board, and reviews stockholder proposals and other proxy materials relating to corporate governance and considers responses or actions with respect to such proposals.

     The Nominating Committee, currently composed of Mrs. Cafferty, Chairperson, Mr. Decherd and Mr. Shapiro, met once during 2001. The Committee proposes and considers suggestions for candidates for membership on the Board, and recommends candidates to the Board to fill Board vacancies. It also proposes to the Board a slate of directors for submission to the stockholders at the Annual Meeting.

STOCKHOLDER NOMINATIONS FOR DIRECTORS

     The Nominating Committee of the Board of Directors considers nominees recommended by stockholders as candidates for election to the Board of Directors at the Annual Meeting of

Stockholders. A stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting is required to give written notice to the Secretary of the Corporation of his or her intention to make a nomination. The notice of nomination must be received by the Corporation not less than 50 days nor more than 75 days prior to the stockholders' meeting, or if the Corporation gives less than 60 days notice of the meeting date, the notice of nomination must be received within 10 days after the meeting date is announced. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination. The Corporation may require that the proposed nominee furnish other information to determine that person's eligibility to serve as a director. A nomination which does not comply with the above procedure will be disregarded.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation for each of 1999, 2000 and 2001 awarded to, earned by, or paid to the Chief Executive Officer and the four most highly compensated executive officers of the Corporation, other than the Chief Executive Officer, whose total annual salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM COMPENSATION
                                                                               -----------------------------------
                                               ANNUAL COMPENSATION                     AWARDS             PAYOUTS
                                      -------------------------------------    -----------------------   ---------
                                                                  OTHER        RESTRICTED   SECURITIES
                                                                  ANNUAL         STOCK      UNDERLYING     LTIP       ALL OTHER
                                                               COMPENSATION      AWARDS      OPTIONS      PAYOUTS    COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR   SALARY($)   BONUS($)        ($)(2)         ($)(3)        (#)        ($)(4)        ($)(5)
---------------------------    ----   ---------   ---------    ------------    ----------   ----------   ---------   ------------
Wayne R. Sanders               2001    950,000            0       10,963              0      500,000     8,517,441       5,100
Chairman of the Board          2000    950,000    1,110,304(1)    14,477              0      400,000             0       5,100
and Chief Executive Officer    1999    950,000    1,900,800(1)     2,339              0      400,000             0       4,800

John W. Donehower              2001    440,000            0          857              0       60,000     1,422,137       5,100
Senior Vice President          2000    425,000      299,792            0              0       60,000             0       7,984
and Chief Financial Officer    1999    410,000      512,400(1)         0              0       60,000       334,341       4,800

O. George Everbach             2001    455,000            0          705              0       60,000     1,682,541       5,100
Senior Vice President          2000    440,000      299,792          785              0       70,000             0       5,100
- Law and Government Affairs   1999    420,000      512,400          396              0       70,000             0       4,800

Thomas J. Falk                 2001    675,000            0        3,213              0      225,000     2,885,112       3,376
President and                  2000    600,000      599,584(1)     3,607        407,750      200,000             0       5,100
Chief Operating Officer        1999    465,000      673,440(1)     3,400        338,188      100,000             0       4,800

Kathi P. Seifert               2001    480,000            0            0              0       80,000     1,711,178       5,100
Executive Vice President       2000    450,000      394,012(1)       139        349,500       90,000             0       5,100
                               1999    410,000      585,600            0        289,875       70,000       200,604       4,800

---------------

(1) Includes amounts voluntarily deferred by the executive officer under the Corporation's Deferred Compensation Plan. The Deferred Compensation Plan allows executive officers to defer portions of current base salary and bonus compensation otherwise payable during the year. See "Compensation Committee Report on Executive Compensation-Tax Deduction for Executive Compensation" below for a more complete description of the plan.

(2) Amounts shown consist of amounts reimbursed for federal and state income taxes on certain personal and spousal travel required for company purposes.

(3) Restricted stock awards were granted pursuant to the Corporation's 1999 Restricted Stock Plan and were valued at the closing price of the Corporation's stock on the date of grant. The shares granted in 1999 were granted on February 24, 1999, and the closing price of the Corporation's stock on that date was $48.3125. The shares granted in 2000 were granted on June 8, 2000, and the closing price of the Corporation's stock on that date was $58.25 per share. The shares granted in 1999 vest 100 percent on February 24, 2004. The shares granted in 2000 to Mr. Falk vest on June 8, 2005, and the shares granted in 2000 to Mrs. Seifert vest on June 8, 2004. As of December 31, 2001, the number and value (based on the December 31, 2001 stock price of $59.80 per share) of total shares of restricted stock held by the executive officers are: Mr. Falk (14,000 shares; $837,200) and Mrs. Seifert (12,000 shares; $717,600). Dividends are paid on restricted stock at the same rate paid to all stockholders of the Corporation. See "Compensation Committee Report on Executive Compensation-Equity Plans" below for a more complete description of the plan.

(4) Amounts shown consist of participation share payments made pursuant to the 1992 Equity Participation Plan for awards that were granted to executive officers of the Corporation on February 11, 1993 and February 16, 1995 that matured on December 31, 2000 and were paid according to their terms in the first quarter of 2001. No awards of participation shares have been granted to executive officers since 1998. Each participation share is assigned a base value equal to the book value of one share of the Corporation's common stock as of the close of the fiscal year immediately prior to the award. The value is adjusted each quarter based on multiplying dividends declared per share of the Corporation's common stock during the quarter by the total number of participation shares and dividend shares in the participant's account. The normal maturity date of a participation share award is the close of the fiscal year in which the fifth or seventh anniversary of the date of the award occurs. The participant is entitled to receive a cash payment equal to the sum of (i) the increase (if any) in book value of the participation shares on the maturity date of the award over the base value of the shares, and (ii) the book value of the dividend shares on the maturity date (equal to the book value of an equivalent number of shares of the Corporation's common stock).

(5) Amounts shown consist solely of the Corporation's matching contributions under the Corporation's Salaried Employees Incentive Investment Plan and, in the case of Mr. Donehower, payment in 2000 of unused vacation earned prior to 1983 under the Corporation's former vacation policies.

     The policies and practices of the Corporation pursuant to which the compensation set forth in the Summary Compensation Table was paid or awarded are described under "Compensation Committee Report on Executive Compensation" below.

     The following table sets forth information concerning grants of stock options during 2001 to each of the executive officers named in the Summary Compensation Table and the potential realizable value of the options at assumed annual rates of stock price appreciation for the option term.

                            OPTION GRANTS IN 2001(1)

                                                 INDIVIDUAL GRANTS
                                ----------------------------------------------------
                                NUMBER OF
                                SECURITIES    % OF TOTAL                                   POTENTIAL REALIZABLE VALUE AT
                                UNDERLYING     OPTIONS                                     ASSUMED ANNUAL RATES OF STOCK
                                 OPTIONS      GRANTED TO    EXERCISE OR                PRICE APPRECIATION FOR OPTION TERM(2)
                                 GRANTED     EMPLOYEES IN   BASE PRICE    EXPIRATION   -------------------------------------
             NAME                  (#)       FISCAL YEAR      ($/SH)         DATE       0%($)       5%($)          10%($)
             ----               ----------   ------------   -----------   ----------   -------   ------------   ------------
Wayne R. Sanders..............   500,000         8.6         69.75000      2/21/11      0         21,932,700     55,581,768
John W. Donehower.............    60,000         1.0         69.75000      2/21/11      0          2,631,924      6,669,812
O. George Everbach............    60,000         1.0         69.75000      2/21/11      0          2,631,924      6,669,812
Thomas J. Falk................   225,000         3.9         69.75000      2/21/11      0          9,869,715     25,011,796
Kathi P. Seifert..............    80,000         1.4         69.75000      2/21/11      0          3,509,232      8,893,083

---------------

(1) The plans governing stock option grants provide that the option price per share shall be no less than 100 percent of the market value per share of the Corporation's common stock at the date of grant. The term of any option is no more than 10 years from the date of grant. Options granted in 2001 become exercisable 30 percent after the first year following the grant thereof, an additional 30 percent after the second year and the remaining 40 percent after the third year; provided however, that all of the options become exercisable for three years upon death or total or permanent disability, and for five years upon the retirement of the officer. In addition, options generally become exercisable upon a termination of employment without cause following a change in control and options granted to the officers named in this table are subject to the Corporation's Executive Severance Plan described later in this proxy statement (see "Executive
    Compensation -- Executive Severance Plan"). The options may be transferred by the officers to family members or certain entities in which family members have interests.

(2) The dollar amounts under these columns are the result of calculations assuming annual rates of stock price appreciation over the option term at the 5 percent and 10 percent rates set by, and the 0 percent rate permitted by, Securities and Exchange Commission rules and are not intended to forecast possible future appreciation, if any, in the Corporation's common stock price.

     The following table sets forth information concerning exercises of stock options during 2001 by each of the executive officers named in the Summary Compensation Table and the value of each officer's unexercised options as of December 31, 2001 based on a closing stock price of $59.80 per share of the Corporation's common stock on that date:

                      AGGREGATED OPTION EXERCISES IN 2001
                   AND OPTION VALUES AS OF DECEMBER 31, 2001

                                                                              NUMBER OF
                                                                             SECURITIES        VALUE OF
                                                                             UNDERLYING       UNEXERCISED
                                                                             UNEXERCISED     IN-THE-MONEY
                                                                             OPTIONS AT       OPTIONS AT
                                                  SHARES                    DECEMBER 31,     DECEMBER 31,
                                                 ACQUIRED        VALUE         2001(#)          2001($)
                                                ON EXERCISE    REALIZED     EXERCISABLE/     EXERCISABLE/
                     NAME                           (#)           ($)       UNEXERCISABLE    UNEXERCISABLE
                     ----                       -----------    ---------    -------------    -------------
Wayne R. Sanders...............................   122,440      5,284,510       960,000        10,334,250
                                                                               940,000         3,777,000
John W. Donehower..............................    41,360      1,668,462       230,000         2,783,000
                                                                               126,000           566,550
O. George Everbach.............................    10,132        346,464       311,586         5,271,323
                                                                               137,000           660,975
Thomas J. Falk.................................    65,008      2,705,267       320,000         3,513,500
                                                                               405,000         1,429,000
Kathi P. Seifert...............................    13,632        641,454       337,624         6,383,724
                                                                               171,000           757,925

     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Corporation is composed entirely of Independent Directors. See "Proposal 1. Election of Directors -- General Information." The Board designates the members and the Chairman of the Committee. The Compensation Committee also constitutes the stock option committee for the stock option plans of the Corporation disclosed in this proxy statement. In addition, the Compensation Committee is responsible for establishing and administering the policies governing annual compensation, restricted stock awards and long-term incentive awards. The Compensation Committee periodically evaluates the Corporation's compensation programs, and compares them with those of other companies, both within the Corporation's peer industry group and other large industrial companies.

     The companies the Compensation Committee uses for making base salary comparisons include some, but not all, of the companies appearing in the indexes of the performance graph below. The first group used for comparison is composed of 22 companies which have significant consumer businesses (the "Consumer Company Group"), of which the Corporation is about median in terms of annual sales and with which the Corporation competes in its businesses and/or for executive talent. The second group used for comparison is composed of 73 industrial companies with annual sales exceeding $5 billion (the "Industrial Company Group"). Written salary information concerning the compensation practices of these two groups of companies was provided to the Corporation by two independent consultants.

     In determining the compensation to be paid to executive officers in 2001, the Compensation Committee employed compensation policies designed to align compensation with the Corporation's overall business strategy, values and management initiatives. These policies are intended to (1) reward executives for long-term strategic management and the enhancement of stockholder value through stock option, restricted stock and long-term incentive awards, (2) support a performance-oriented environment that rewards achievement of internal company goals and recognizes company performance compared to the performance of similarly situated companies and of other large industrial companies through the annual payment of cash bonuses, and (3) attract and retain executives whose abilities are considered essential to the long-term success and competitiveness of the Corporation through the Corporation's salary administration program.

     Salaries for 2001

     In determining base salaries of executive officers, the Compensation Committee compares the executive officers' salaries to those for similar positions in the two groups of companies referred to above, with primary emphasis placed upon the Consumer Company Group so that the Committee may compare data on specific salary levels for comparable positions. The Compensation Committee's policy is to set executive officers' salaries at or near the median salary level of these companies, with the salary of the Chief Executive Officer set at or near the median salary level for chief executive officers of the Consumer Company Group (see "2001 Compensation of the Chief Executive Officer" below). In implementing the policy, the Compensation Committee also considers the individual performance of the officer, the performance of the unit over which the officer has responsibility (primarily based upon growth in the operating profit of the unit), the performance of the Corporation (primarily based upon growth in earnings per share and shareholder return), and the officer's tenure. No specific weight is assigned to any individual factor. Salary actions taken by the Compensation Committee with respect to the executive officers in 2001 were consistent with the policies and practices described above.

     Cash Bonus Awards for 2001

     The cash bonus awards for 2001 set forth in the Summary Compensation Table were based on the Corporation's Management Achievement Award Program. The Compensation Committee's policy is to provide opportunities to an executive officer for cash bonuses under the program which, together with his or her base salary, are within the third quartile (that quartile between the 50th and 75th percentiles) of compensation for the Industrial Company Group if the officer's goals have been fully met during the year. In determining the target cash bonus awards, the Compensation Committee considers data for the Industrial Company Group and periodically reviews data for the Consumer Company Group.

     Actual annual cash bonus awards are determined by measuring performance against specific goals established at the beginning of each year. The goals for 2001 took into account, depending on the responsibility of the individual, the performance of the group or unit with which the individual is associated (primarily based upon growth in the operating profit of the unit) and the overall performance of the Corporation (based upon the Corporation's long-term goal of maintaining growth in earnings per share from operations (the "EPS Goal") and its long-term goal of exceeding the S&P 500 index for total shareholder return (the "Shareholder Return Goal")). Because the performance of the Corporation was below the minimum level established with respect to the EPS Goal for 2001, no cash bonuses were paid to the named executive officers for 2001. An executive officer's goals are designed to reflect the relationship of his or her responsibilities to the Corporation's EPS Goal and Shareholder Return Goal. The goals described above may or may not be equally weighted and will vary from one executive officer to another. The opportunities for cash bonus awards for the executive officers in 2001 were consistent with the policies and practices described above.

     Based upon comparison of the most recent data provided by the independent consultants described above, because no cash bonuses were paid for 2001 to the named executive officers, the annual cash compensation of each of the named executive officers was in the fourth quartile (i.e., below the 25th percentile) of compensation for comparable officers in the Industrial Company Group.

     Equity Plans

     The Corporation adopted the 2001 Equity Participation Plan (the "2001 Plan") pursuant to which future stock option grants can be made to executive officers. The stockholders of the Corporation approved the 2001 Plan at the 2001 Annual Meeting. Prior to the adoption of the 2001 Plan, the Corporation also maintained the 1992 Equity Participation Plan (the "1992 Plan") pursuant to which stock option grants were made to executive officers in 2001. The 2001 Plan and the 1992 Plan are collectively referred to as (the "Equity Plans"). The Equity Plans are intended to provide a means of encouraging the acquisition of an ownership interest in the Corporation by employees, including executive officers, who contribute materially by managerial, scientific or other innovative means to the success of the Corporation, thereby increasing their motivation for and interest in the Corporation's long-term success.

     The 1992 Plan permitted grants of long-term incentive awards in the form of participation shares in addition to stock options. No grants of participation shares have been made since 1998 and the 1992 Plan is no longer in effect for future grants of participation shares or stock options. The 1992 Plan employed book value through the use of participation shares and dividend shares, each of which, when awarded, is credited to a participant's memorandum account. For a description of the material terms of participation share awards pursuant to the 1992 Plan, see note 4 to the table above entitled "Summary Compensation Table." Each named executive officer received payment in 2001 for participation share awards that were granted by the Corporation on February 11, 1993 and February 16, 1995.

     The number of stock option awards granted to an executive officer is based principally on the officer's position and the compensation practices of the Consumer Company Group. The Compensation Committee's policy is for the value of the awards, on an annualized basis, to be within the third quartile with respect to similar awards made by the companies comprising the group. In implementing the policy, the Compensation Committee also considers the individual performance of the officer. The Committee does not determine the size of the grants by reference to the amount and value of awards currently held by an executive officer. However, the Compensation Committee takes into account the timing and nature of prior grants to an executive officer. The payout resulting from any stock option award is based on growth in the market value of the Corporation's common stock subsequent to the grant of the awards.

     The Equity Plans also employ market value as a basis for rewarding past performance and as a motivation for future performance through the use of tax-qualified and nonqualified stock options. For a description of the material terms of stock option grants pursuant to the Equity Plans, see note 1 to the table above entitled "Option Grants in 2001."

     Under the 2001 Plan, selected key employees, including the executive officers, may be granted awards of restricted stock and restricted stock units. Prior to the adoption of the 2001 Plan, the Corporation also maintained the 1999 Restricted Stock Plan (the "Restricted Stock Plan") pursuant to which restricted stock grants were made to executive officers in 1999 and 2000. No further grants will be awarded under the Restricted Stock Plan. Participants have the right to vote with respect to the restricted shares and receive dividends. The restricted stock awards under the plans vest three to ten years from the date of grant at the discretion of the Compensation Committee. The plans provide that restricted stock units may be paid in cash or shares of the Corporation's stock, or a combination of both, at the maturity of the award. It is the policy of the Compensation Committee that restricted stock awards are to be granted less frequently than stock option awards.

     2001 Compensation of the Chief Executive Officer

     The Committee last increased the salary of the Chief Executive Officer in 1997 based on the policies and practices described above. The Compensation Committee granted additional stock options to the Chief Executive Officer in lieu of an increase in his salary in 2001. Based upon comparison of the data provided by the independent consultants described above, Mr. Sanders' salary in 2001 was in the second quartile (below the median) of salary levels of the chief executive officers of the Consumer Company Group. Mr. Sanders' salary is below the target level because of the Compensation Committee's decision to award additional stock options instead of increasing Mr. Sanders' salary.

     No cash bonus was paid to Mr. Sanders for 2001 because the performance of the Corporation with respect to the 2001 EPS Goal was below the minimum level. The Compensation Committee believes that, based upon comparison of the most recent data, Mr. Sanders' compensation in 2001 (his salary which has not been increased since 1997, his option awards and no bonus payment), meets the Compensation Committee's policy of compensating the Corporation's Chief Executive Officer at or near the median level of compensation for chief executive officers of comparable companies when the Corporation's performance goals are fully achieved.

     Alignment of Executive Compensation with Corporate Performance

     The Compensation Committee believes that executive compensation for 2001 adequately reflects its policy to align the compensation with overall business strategy, values and management initiatives, and to ensure that the Corporation's goals and performance are consistent with the interests of its stockholders.

     Tax Deduction for Executive Compensation

     In order to ensure that future annual bonus payments to executive officers are deductible by the Corporation, the Corporation is recommending approval of the Executive Officer Achievement Award Program for approval by the Corporation's stockholders. See Proposal 2 -- Approval of the Executive Officer Achievement Award Program.

     The Corporation has adopted a deferred compensation plan in response to limitations on executive compensation deductibility which allows each executive officer to defer all salary in excess of $1 million for any fiscal year. In addition, the deferred compensation plan allows each executive officer to defer all or a portion of his or her bonus for any fiscal year. While the deferred compensation plan remains unfunded, in 1994 the Board of Directors approved the establishment of a trust and authorized the Corporation to make contributions to the trust in order to provide a source of funds to assist the Corporation in meeting its liabilities under the deferred compensation plan. The plan permits the officers to limit their annual cash compensation to the $1 million limitation which may be deducted by the Corporation for federal income tax purposes. A deferral will result in the possible deduction by the Corporation of compensation when paid; however, there is no obligation on any executive officer to defer any amounts during any fiscal year. The Corporation has determined that the impact to the Corporation of being unable to deduct that portion of the cash bonus paid to officers which, together with their annual salary, exceeds $1 million will be minimal in 2001.

     Furthermore, in order to maximize the deductibility of the compensation paid to the Corporation's executive officers, the 1992 Plan, as amended, and the 2001 Plan ensure that compensation resulting from the exercise of stock options and payments made in connection with participation share awards will be fully deductible.

                                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                            Randall L. Tobias, Chairman
                            Pastora San Juan Cafferty
                            Marc J. Shapiro

     EXECUTIVE STOCK OWNERSHIP

     To further align management's financial interests with those of the stockholders, the Corporation announced in 1999 the implementation of new stock ownership guidelines for approximately 400 key managers, including the executive officers. Most officers, and all executive officers, are expected to own the Corporation's stock in an amount equivalent to three times their annual salary. The Chief Executive Officer is expected to own an amount of the Corporation's stock which is six times his annual salary. These guidelines have been met or exceeded by each of the executive officers.

     PERFORMANCE GRAPH

                                 Comparison of
                    Five Year Cumulative Total Return Among
                    Kimberly-Clark, S&P 500, & Peer Group(1)

     The stock price performance shown on the graph below may not be indicative of future price performance.

                            TOTAL SHAREHOLDER RETURN

                              [PERFORMANCE GRAPH]

                                        DEC96    DEC97    DEC98    DEC99    DEC00    DEC01
                                        ------   ------   ------   ------   ------   ------
Kimberly-Clark Corp. .................  100.00   105.57   119.17   145.80   160.39   138.19

S&P 500 Index.........................  100.00   133.36   171.48   207.56   188.66   166.24

Peer Group............................  100.00   141.19   169.49   182.49   170.89   178.28

(1) The companies included in the Peer Group are The Clorox Co., Colgate-Palmolive Company, Johnson & Johnson, The Procter & Gamble Company, Unilever Group, Georgia-Pacific Corp. and The Gillette Company. The Peer Group used in this proxy statement includes the same companies as those included in the Peer Group used in the proxy statement for the Corporation's prior fiscal year.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2001, the following directors served, and currently are serving, as members of the Compensation Committee of the Board of Directors of the
Corporation: Randall L. Tobias, Chairman; Pastora San Juan Cafferty and Marc J. Shapiro.

     Wayne R. Sanders, Chairman of the Board and Chief Executive Officer of the Corporation, serves as a member of the compensation committee of the Board of Directors of Kimberly-Clark de Mexico, S.A. de C.V. Claudio X. Gonzalez, Chairman of the Board and Managing Director of

Kimberly-Clark de Mexico, S.A. de C.V., serves as a member of the Board of Directors of the Corporation.

     DEFINED BENEFIT RETIREMENT PLAN

     The table below illustrates the estimated annual standard pension benefit payable upon retirement in 2001 at specified compensation levels and years of service classifications.

                               PENSION PLAN TABLE

                                                     YEARS OF BENEFIT SERVICE
                       ------------------------------------------------------------------------------------
                          15         20          25           30           35           40           45
REMUNERATION            YEARS      YEARS       YEARS        YEARS        YEARS        YEARS        YEARS
------------           --------   --------   ----------   ----------   ----------   ----------   ----------
$ 200,000............  $ 45,000   $ 60,000   $   75,000   $   90,000   $  105,000   $  120,000   $  135,000
   400,000...........    90,000    120,000      150,000      180,000      210,000      240,000      270,000
   600,000...........   135,000    180,000      225,000      270,000      315,000      360,000      405,000
   800,000...........   180,000    240,000      300,000      360,000      420,000      480,000      540,000
 1,000,000...........   225,000    300,000      375,000      450,000      525,000      600,000      675,000
 1,200,000...........   270,000    360,000      450,000      540,000      630,000      720,000      810,000
 1,400,000...........   315,000    420,000      525,000      630,000      735,000      840,000      945,000
 1,600,000...........   360,000    480,000      600,000      720,000      840,000      960,000    1,080,000
 1,800,000...........   405,000    540,000      675,000      810,000      945,000    1,080,000    1,215,000
 2,000,000...........   450,000    600,000      750,000      900,000    1,050,000    1,200,000    1,350,000
 2,200,000...........   495,000    660,000      825,000      990,000    1,155,000    1,320,000    1,485,000
 2,400,000...........   540,000    720,000      900,000    1,080,000    1,260,000    1,440,000    1,620,000
 2,600,000...........   585,000    780,000      975,000    1,170,000    1,365,000    1,560,000    1,755,000
 2,800,000...........   630,000    840,000    1,050,000    1,260,000    1,470,000    1,680,000    1,890,000
 3,000,000...........   675,000    900,000    1,125,000    1,350,000    1,575,000    1,800,000    2,025,000

     The compensation covered by the Corporation's defined benefit plan for which the above table is provided includes the salary and bonus information set forth in the Summary Compensation Table. The estimated years of benefit service, as of normal retirement at age 65, for the executive officers named in the Summary Compensation Table are: John W. Donehower, 37.0 years; O. George Everbach, 19.7 years; Thomas J. Falk, 40.0 years; Wayne R. Sanders, 37.1 years; and Kathi P. Seifert, 36.2 years. Under the plan, an employee is entitled to receive an annual standard benefit based on years of benefit service and integrated with social security benefits. Benefits under the plan will be limited to the extent required by the Internal Revenue Code of 1986, as amended, with excess benefits over this limitation being paid pursuant to supplemental plans. While these supplemental plans remain unfunded, in 1994 the Board of Directors approved the establishment of a trust and authorized the Corporation to make contributions to this trust in order to provide a source of funds to assist the Corporation in meeting its liabilities under the plans. Each of the executive officers named in the Summary Compensation Table is a participant in these supplemental plans.

     Retirement benefits for participants who have at least five years of vesting service may begin on a reduced basis at age 55, or on an unreduced basis at normal retirement age. Unreduced benefits also are available for participants with 10 years of vesting service at age 62 or as early as age 60 with 30 years of vesting service. The normal form of benefit is a single-life annuity payable monthly.

     Benefits will be actuarially adjusted if the employee receives one of the available forms of joint and survivor or other optional forms of benefit. In addition, each participant in the supplemental plans has the option of receiving an actuarially determined lump sum payment upon retirement after age 55 in lieu of the monthly payments which otherwise would be payable to the participant under the plans. Further, in the event of a change of control of the Corporation or a reduction in the Corporation's long-term credit rating below investment grade, each participant would have the option of receiving the present value of his or her accrued benefits in the supplemental plans at that time in a lump sum, reduced by 10 percent and 5 percent for active and former employees, respectively.

     EXECUTIVE SEVERANCE PLAN

     The Corporation's Executive Severance Plan (the "Executive Severance Plan") provides that in the event of termination of a participant's employment with the Corporation for any reason (other than death or disability) within two years after a change of control of the Corporation, as defined in the plan, the participant will receive a cash payment in an amount equal to the sum of (1) three times base salary and the maximum bonus award which would be payable as if the performance goals were met, (2) the value, based on the Corporation's stock price on the date of the change of control or the participant's termination, whichever is greater, of unmatured or unexercised awards or grants under the Corporation's Equity Plans and the Restricted Stock Plan, and (3) the value of nonvested benefits under the Salaried Employees Incentive Investment Plan and successor plans. The plan also provides for monthly supplemental retirement benefits equal to those that would have accrued had employment continued for an additional three years, for certain relocation costs, and for the continuation of certain other benefits for varying periods of up to three years. The plan also provides for a reduction in its benefits otherwise payable if, due to the application of Section 280G of the Internal Revenue Code of 1986, the reduction would result in equal, or greater net after tax benefits to the participant. The Board has determined the eligibility criteria for participation in the plan. A participant ceases to be a participant in the plan when notified by the Board that it has determined that the participant has ceased to be a key executive for purposes of the plan. The Corporation has agreements under the plan with each executive officer who is named in the Summary Compensation Table.

     CORPORATION'S SEVERANCE PAY PLAN

     The Corporation's Severance Pay Plan generally provides eligible employees (including the executive officers) a lump sum severance payment of one week's pay for each year of employment in the event of involuntary termination without cause. The minimum severance payment is six week's pay and the maximum is 26 week's pay. Benefits under this plan will not be paid to an executive officer in the event benefits are payable under the Executive Severance Plan.

     COMPENSATION OF DIRECTORS

     Directors who were not officers or employees of the Corporation or any of its subsidiaries, affiliates or equity companies received an annual retainer of
(1) stock options to acquire 2,500 shares of common stock of the Corporation and
(2) a cash payment of $50,000 payable pro rata quarterly in advance. These directors can elect to receive the cash portion of the retainer in the form of additional stock options. Directors who are also the chairpersons of the Audit Committee and the Compensation Committee each received an annual retainer of stock options to acquire 300 shares of the common stock of the Corporation, and the chairpersons of the Nominating Committee and the Corporate Governance Committee each received an annual retainer of stock options to acquire 200 shares of the common stock of the Corporation. The option price per share for all options granted to outside directors will be no less than 100 percent of the market value per share of the Corporation's common stock on the date of grant. These directors also received a daily attendance fee of $1,200 per meeting for each day or fraction thereof spent in attendance at a meeting of the Board or any committee, subject to a maximum of $3,600 for any day on which more than one meeting is held. In addition, the Corporation reimburses these directors for expenses incurred as a result of attending Board or committee meetings.

     Prior to the termination of the Outside Directors' Stock Compensation Plan on December 31, 2000, directors who were not officers or employees of the Corporation or any of its subsidiaries, affiliates or equity companies received 600 shares of common stock of the Corporation on December 31 of each year, and cash dividends and accrued interest thereon were credited to an account maintained by the Corporation pursuant to such plan. All of the shares which were granted under this plan, together with all cash dividends and accrued interest, are restricted and nontransferable until, and will be delivered to a director free of restrictions upon, his or her termination as a member of the Board. The last grants were made under the plan on December 31, 2000.

     A director who is an officer or an employee of the Corporation or any of its subsidiaries, affiliates or equity companies does not receive any fees for services as a member of the Board or any committee, but is reimbursed for expenses incurred as a result of the service.

     Under the deferred compensation plan for directors of the Corporation, directors who are not officers or employees of the Corporation or any of its subsidiaries, affiliates or equity companies may make an irrevocable election to defer receipt of all or a portion of their annual cash retainer and meeting fees for any year. Compensation of a director that is deferred under the plan is credited either to a cash account or a stock account, as provided in the election. Amounts allocated to a cash account are converted into cash credits and will earn additional cash credits quarterly at a rate of one-fourth of the per annum rate of either six percent or the rate paid from time to time on six-month U.S. Treasury Bills, whichever is higher. Amounts allocated to a stock account are converted into stock credits equal to the number of shares of common stock of the Corporation which could have been purchased with the amounts. A participant's stock account also is credited with additional stock credits based on the amount of any dividends paid on the Corporation's common stock. Cash credits and stock credits are converted to and paid in cash at the time of distribution on the date elected by a participant, and with respect to stock credits, based on the price of a share of common stock of the Corporation. Stock credits are not shares of stock; no shares of the Corporation's common stock are ever distributed to a participant under the plan; and no participant acquires any rights as a holder of common stock under the plan. Upon retirement as a director, all accounts are distributed in one to 20 annual installments, as elected by the participant, or upon death.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR.

PROPOSAL 2. APPROVAL OF THE CORPORATION'S EXECUTIVE OFFICER ACHIEVEMENT AWARD
            PROGRAM

     INTRODUCTION

     The Board of Directors of the Corporation has approved, and recommends to the stockholders for their approval, the Corporation's Executive Officer Achievement Award Program ("EOAAP Plan"). The purpose of the EOAAP Plan is to further unite the interests of the stockholders of the Corporation and its executive officers through the annual payment of performance-based incentive compensation. Additionally, the EOAAP Plan would allow the annual performance-based compensation paid to the Corporation's executive officers to be tax deductible by the Corporation.

     Section 162(m) of the Internal Revenue Code (the "Code") limits the deductibility for tax purposes of certain compensation paid by the Corporation to the chief executive officer and each of the next four most highly paid executive officers in excess of $1 million. The Corporation's Management Achievement Award Program ("MAAP Plan") does not meet the requirements for tax deductibility under this section to the extent compensation exceeds $1 million. No deduction has been lost under Section 162(m) of the Code in prior years because executive officers have voluntarily deferred salary and bonuses in excess of $1 million. There is no assurance that executive officers will voluntarily continue to defer such compensation in the future.

     If the EOAAP Plan is approved by the stockholders of the Corporation, no further bonuses will be awarded to the Executive Officers under the MAAP Plan. However, other officers and employees of the Corporation would continue to participate in the MAAP Plan. Accordingly, the Board of Directors has approved the EOAAP Plan to become effective subject to, and as of the date of, approval of the EOAAP Plan by the stockholders at the Annual Meeting.

     The full text of the proposed EOAAP Plan is shown on Exhibit A to this proxy statement. The principal features of the EOAAP Plan are summarized below. Any defined terms used and not defined below are defined in "Executive Compensation" above.

     AWARDS

     It is expected that the EOAAP Plan will be administered in a manner consistent with the Corporation's existing compensation practices taking into account changes in the Corporation's business and competitive practices. The Compensation Committee's intent is to provide opportunities to an Executive Officer (as defined in "Eligibility" below) for cash bonuses under the EOAAP Plan which, together with his or her base salary, are within the third quartile (that quartile between the 50th and 75th percentiles) of compensation for the Industrial Company Group if such officer's goals have been fully met during the year. The Compensation Committee intends to consider data for the Industrial Company Group and the Consumer Company Group. Since it is expected that awards under the EOAAP Plan will be administered consistent with awards under the MAAP Plan, for information concerning bonuses awarded under the MAAP Plan, see "Executive Compensation -- Summary Compensation Table" and "Executive Compensation -- Compensation Committee Report on Executive Compensation -- Cash Bonus Awards for 2001" above.

     The Compensation Committee intends to determine actual annual cash bonus awards under the EOAAP Plan by measuring performance against specific goals established at the beginning of each year. The goals may take into account, depending on the responsibility of the individual, the performance of the group or unit with which the individual is associated (primarily based upon growth in the operating profit of the unit) and the overall performance of the Corporation (based upon the Corporation's long-term goal of maintaining growth in earnings per share before unusual items (the "EPS Goal") and its long-term goal of exceeding the S&P 500 index for total shareholder return (the "Shareholder Return Goal")). An Executive Officer's goals are intended to be designed to reflect the relationship of his or her responsibilities to the Corporation's EPS Goal and

Shareholder Return Goal. The goals described above may or may not be equally weighted and may vary from one Executive Officer to another.

     The EOAAP Plan will be administered by the Compensation Committee, and each Executive Officer will be paid an annual award for each performance year under the Plan from a bonus pool equal to 0.3 percent of the Corporation's earnings before unusual items ("Earnings Amount") for each such officer. It is not now possible to indicate the amounts which will be received, or would have been received, by the persons identified in the Summary Compensation Table or all current executive officers as a group. Administration of the awards earned in 2002 will be consistent with the administration of the awards under the MAAP Plan and will be mainly based on the EPS Goal.

     After the end of each performance year, the Corporation's independent auditors will review the Corporation's calculation of the Earnings Amount and confirm its mathematical accuracy to the Compensation Committee, and the Compensation Committee will determine and certify the amount of each award for that year under the EOAAP Plan. The Compensation Committee, based on such factors as it deems appropriate, may reduce (including a reduction to zero), but may not increase, the maximum amount of any award payable under the EOAAP Plan.

     All awards under the EOAAP Plan will be paid in cash. The Compensation Committee may prescribe any other terms and conditions of payment as it deems appropriate.

     ELIGIBILITY

     Employees covered under the EOAAP Plan are the executive officers of the Corporation, as defined in Rule 3b-7 of the Securities Exchange Act of 1934 (the "Executive Officers"). There are currently seven executives eligible for awards under the EOAAP Plan for 2002.

     ADMINISTRATION OF THE EOAAP PLAN

     The EOAAP Plan, if approved, will be administered by the Compensation Committee of the Board of Directors, so long as all members of that committee are Disinterested Directors (as defined under the EOAAP Plan). If all members of the Compensation Committee are not Disinterested Directors, the EOAAP Plan will be administered by a committee of two or more directors, all of whom are Disinterested Directors. The term "Compensation Committee" as used in this Proposal shall mean any one of these two bodies which may administer the EOAAP Plan from time to time. The Compensation Committee may from time to time, based on such factors as it deems appropriate, reduce but not increase, the amount of any award under the EOAAP Plan, and make all other necessary decisions and interpretations under the EOAAP Plan.

     AMENDMENT OF THE EOAAP PLAN

     The EOAAP Plan provides that the Compensation Committee may amend, suspend, or discontinue the EOAAP Plan or amend any or all awards under the EOAAP Plan to the extent permitted by law, provided that no action may be taken if it would result in the disallowance of a deduction by the Corporation under Section 162(m) of the Code. Except as provided in the EOAAP Plan, no amendment, suspension or discontinuance of the EOAAP Plan shall adversely alter any rights under any award previously granted a participant under the EOAAP Plan. However, if an amendment must be approved by the stockholders pursuant to law or to maintain deductibility under Section 162(m) of the Code, any such proposed amendment must be submitted to the stockholders for approval.

     U.S. FEDERAL INCOME TAX CONSEQUENCES

     When an award is paid, the full amount of the payment will be taxable to the participant as ordinary income subject to applicable withholding taxes, and the Corporation will be allowed a tax deduction equal to that amount. These tax consequences apply only with respect to an employee whose income is subject to United States federal income tax. Different or additional rules may apply to individuals who are subject to income tax in a foreign jurisdiction and/or are subject to state or local income tax in the United States.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE EXECUTIVE OFFICER ACHIEVEMENT AWARD PROGRAM.

PROPOSAL 3. APPROVAL OF AUDITORS

     The Audit Committee of the Board of Directors has recommended, and the Board of Directors has approved, Deloitte & Touche LLP as the principal independent auditors to audit the financial statements of the Corporation for 2002, subject to ratification by the stockholders. If the stockholders do not approve the selection of Deloitte & Touche LLP, the selection of other independent auditors will be considered by the Audit Committee. Deloitte & Touche LLP have been the independent auditors for the Corporation since its incorporation in 1928.

     PRINCIPAL ACCOUNTING FIRM FEES

     Aggregate fees billed to the Corporation and its subsidiaries for the fiscal year ending December 31, 2001 by the Corporation's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and the respective affiliates (collectively, "Deloitte"):

Audit Fees.........................................  $2,318,000
Financial Information
  Systems Design and Implementation Fees...........  $        0
All Other Fees.....................................  $2,995,000(a)(b)

---------------
(a) The Audit Committee has considered whether the provision of these services by Deloitte is compatible with maintaining the principal accountant's independence.
(b) All Other Fees include expatriate tax planning services ($894,000), other tax advisory services ($874,000), statutory audits ($814,000), audits of employee benefit plans ($220,000), acquisition due diligence services ($89,000) and other services unrelated to the audit ($104,000).

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THIS SELECTION.

PROPOSAL 4. STOCKHOLDER PROPOSAL REGARDING THE CORPORATION'S AMENDED AND
            RESTATED RIGHTS AGREEMENT

     Mr. Nick Rossi, who was the holder of record of 3,120 shares of the Corporation's common stock as of February 25, 2002, has submitted a letter to the Corporation's Chairman and Chief Executive Officer requesting that the proposal set forth below be submitted to our stockholders for consideration at the Annual Meeting. Mr. Rossi has stated that he or someone acting on his behalf intends to introduce the following proposal at the Annual Meeting. Mr. Rossi's address is P.O. Box 249, Boonville, CA 95415. Mr. Rossi's proposal uses the term "poison pill" to refer to the Corporation's stockholder rights plan. The Board of Directors opposes such stockholder proposal for the reasons set forth below the proposal.

     Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.

     STOCKHOLDER PROPOSAL

     In accordance with applicable rules of the Securities and Exchange Commission, we have set forth Mr. Rossi's proposal below:

             "SHAREHOLDER VOTE ON POISON PILLS

        Shareholders request that our Board of Directors seek shareholder approval prior to adopting any poison pill and also redeem or terminate any pill now in effect unless it has been approved by a shareholder vote at the next shareholder meeting.

        The poison pill is an important issue for shareholder vote. Currently our board can adopt a poison pill and/or redeem a current poison pill and adopt a new poison pill:

             1) At any time
             2) In a short period of time
             3) Without shareholder approval

             NEGATIVE EFFECTS OF POISON PILLS ON SHAREHOLDER VALUE

        A study by the Securities and Exchange Commission found evidence that the negative effect of poison pills to deter profitable takeover bids outweigh benefits.

           Source: Office of the Chief Economist, Securities and
           Exchange
          Commission, The Effect of Poison Pills on the Wealth of Target Shareholders,
          October 23, 1986

             Additional Support for this Proposal Topic

             - The Council of Institutional Investors www.cii.org
               recommends shareholder approval of all poison pills

             INSTITUTIONAL INVESTOR SUPPORT FOR SHAREHOLDER VOTE

        Many institutional investors believe poison pills should be voted on by shareholders. Supporters include institutional investor leaders such as the Teachers Insurance and Annuity Association, College Retirement Equities Fund (TIAA-CREF) and the California Public Employees Retirement System (CalPERS).
        Source: TIAA-CREF Policy Statement on Corporate Governance and CalPERS U.S. Corporate Governance Principles, IV. Governance Guidelines, D. Shareholder Rights.

             I believe a poison pill can insulate management at the expense of shareholders. I believe a poison pill is such a powerful tool that shareholders should be able to vote on whether it is appropriate. I believe a shareholder vote on poison pills will avoid an unbalanced concentration of power in our directors who could focus on narrow interests at the expense of the vast majority of shareholders.

             INSTITUTIONAL INVESTOR SUPPORT IS HIGH-CALIBER SUPPORT

        This proposal topic has significant institutional support as evidenced by the sponsorship of institutional investors such as TIAA-CREF, Gamco Investors and the New York State Retirement Fund of their own proposals to other companies on this same topic. Source: IRRC Corporate Governance Bulletin, May-July 2001. Shareholder right to vote on poison pill resolutions achieved a 57% average yes-vote from shareholders at 26 major companies in 2000 (Percentage based on yes-no votes). Source:
        Delphi Automotive Systems Annual Meeting Report, IRRC, April
        2001.

             Institutional investor support is high-caliber support. Institutional investors have the advantage of a specialized staff and resources, long-term focus, fiduciary duty and independent perspective to thoroughly study the issues involved in this proposal topic.

             68% VOTE AT A MAJOR COMPANY

        This proposal topic won 68% of the yes-no vote at the Burlington Northern Santa Fe (BNI) 2001 annual meeting. The text of the BNI proposal, which has further information on poison pills, is available at The Corporate Library website under Proposals.

             SHAREHOLDER VOTE PRECEDENT SET BY OTHER COMPANIES

        In recent years, various companies have been willing to redeem poison pills or at least allow shareholders to have a meaningful vote on whether a poison pill should remain in force. I believe that our company should do so as well.

                 In the interest of shareholder value vote yes:
                        SHAREHOLDER VOTE ON POISON PILLS
                                   YES ON 4"

     RESPONSE OF THE CORPORATION TO STOCKHOLDER PROPOSAL

     The Board of Directors unanimously recommends a vote against this proposal for the reasons set forth below.

     In 1988, after carefully considering its fiduciary duties to stockholders and after receiving reports from its outside corporate law firm and a prominent Wall Street investment banking firm, the Board of Directors adopted the Corporation's stockholder rights plan (the "Rights Plan"). In 1995, again after carefully considering its fiduciary duties to stockholders and after receiving reports from its legal and financial advisors, the Board of Directors adopted the Corporation's amended and restated stockholder rights plan (the "Amended Rights Plan").

     The Board adopted the Rights Plan and the Amended Rights Plan because it believed that a rights plan (1) helps to maximize stockholder value by protecting stockholders against unfair or coercive takeover tactics that do not provide fair value to all stockholders, (2) provides the Board with an important corporate governance tool that allows the Board more time to evaluate an acquisition offer and bargain with a potential bidder on behalf of stockholders and (3) is in the best interest of the Corporation's stockholders. In reaching these conclusions, the Board reviewed (a) the arguments for and against rights plans, (b) the available studies and literature on the effect that rights plans have on stock prices and hostile takeover attempts (including the study relied upon by Mr. Rossi in his proposal), and (c) relevant court decisions regarding rights plans and the rights of directors to implement and maintain stockholder rights plans.

     The Board of Directors believes that the Corporation's Amended Rights Plan will not prevent unsolicited takeover proposals. Rather, the Amended Rights Plan is intended to encourage bidders to negotiate with the Board of Directors to develop an offer that the Board, in the exercise of its fiduciary duties, believes treats all stockholders fairly and is otherwise in the best interests of the Corporation and its stockholders. Because the Board has the ability to redeem the rights issued under the Amended Rights Plan, that plan will not prevent any takeover proposal that the Board of Directors determines to be in the best interests of the Corporation and its stockholders.

     The Board of Directors also believes that the Amended Rights Plan does not have a negative effect on stockholder value, contrary to the claims made by Mr. Rossi in his proposal. The Board's belief is supported by numerous studies and reports including the following:

     - 1994 study by University of Rochester economists Robert Comment and G. William Schwert who, after replicating the analysis of the 1986 SEC study relied upon by Mr. Rossi in his proposal, but using a database of companies with rights plans that was four times the size of the database of the 1986 SEC study, concluded that the adoption of rights plans has no meaningful price effect. Significantly, they concluded that rights plans "are reliably associated with higher premiums for selling shareholders." This study was published in the Journal of Financial Economics, volume 39, pages 3-43 (1995).

     - 1997 study by Georgeson & Company, a nationally recognized proxy solicitation and investor relations firm, which studied 319 merger and acquisition transactions completed between 1992 and 1996, found that companies with rights plans receive higher takeover premiums in both hostile and friendly transactions. This study also concluded that rights plans do not diminish stockholder value by preventing takeovers, but were actually associated with higher overall stockholder value. This study is available at Georgeson's website (www.georgeson.com).

     Because the Board of Directors believes that the Amended Rights Plan was adopted, and continues to be, in the best interests of the Corporation and its stockholders, it does not believe that the Amended Rights Plan should be rescinded. Rescinding the Amended Rights Plan would limit the Board's flexibility and could seriously undermine the Board's ability to use a rights plan to maximize shareholder value in the future.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST MR. ROSSI'S PROPOSAL REGARDING THE AMENDED RIGHTS PLAN. A proxy granted to management will be voted against this proposal unless the applicable box on the proxy card is specifically marked in favor or to abstain.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors, executive officers and any persons owning more than 10 percent of a class of the Corporation's stock to file reports with the Securities and Exchange Commission and The New York Stock Exchange regarding their ownership of the Corporation's stock and any changes in ownership. We believe that the Corporation's executive officers and directors complied with their filing requirements for 2001.

2003 STOCKHOLDER PROPOSALS

     Proposals by stockholders for inclusion in the Corporation's 2003 proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2003 should be addressed to the Secretary, Kimberly-Clark Corporation, P.O. Box 619100, Dallas, Texas 75261-9100, and must be received at this address no later than November 12, 2002. Upon receipt of a proposal, the Corporation will determine whether or not to include the proposal in the proxy statement and proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail -- return receipt requested.

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

     The Corporation's By-Laws require advance notice for any business to be brought before a meeting of stockholders. In general, for business to properly be brought before an Annual Meeting by a stockholder (other than in connection with the election of directors; see "Proposal 1. Election of Directors -- Stockholder Nominations for Directors"), written notice of the stockholder proposal must be received by the Secretary of the Corporation not less than 75 days nor more than 100 days prior to the first anniversary of the preceding year's Annual Meeting. Certain other notice periods are provided if the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. The stockholder's notice to the Secretary must contain a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, as well as certain other information. Additional information concerning the advance notice requirement and a copy of the Corporation's By-Laws may be obtained from the Secretary of the Corporation at the address provided below.

AUDIT COMMITTEE REPORT

     In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Corporation's internal controls and the internal audit function's organization, responsibilities and budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

     The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

     The Audit Committee reviewed the audited financial statements of the Corporation as of and for the fiscal year ended December 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation of the Corporation's financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Corporation's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to stockholder approval, of the independent auditors and the Board concurred in such recommendation.

                                      AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                      Paul J. Collins, Chairman
                                      Robert W. Decherd
                                      Linda Johnson Rice
                                      Wolfgang R. Schmitt

OTHER MATTERS

     The management of the Corporation knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

                                            By order of the Board of Directors.

                                            /s/ RONALD D MCCRAY
                                            Ronald D. Mc Cray
                                            Vice President, Associate General
                                            Counsel and Secretary

KIMBERLY-CLARK CORPORATION
P. O. Box 619100
Dallas, Texas 75261-9100
Telephone (972) 281-1200

March 12, 2002

EXHIBIT A

                           KIMBERLY-CLARK CORPORATION

                  EXECUTIVE OFFICER ACHIEVEMENT AWARD PROGRAM
                     (AS ADOPTED EFFECTIVE APRIL 25, 2002)

1.  PURPOSE

     This Executive Officer Achievement Award Program ("EOAAP" or the "Plan") is adopted effective April 25, 2002. The purpose of EOAAP is to further unite the interests of the stockholders of Kimberly-Clark Corporation (the "Company") and its executive officers through the annual payment of performance-based incentive compensation to each participating executive in the form of a cash award.

2.  ELIGIBILITY

     Employees eligible to participate in EOAAP (the "Participants") shall be limited to the Chief Executive Officer and other executive officers of the Company (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934 as amended from time to time) as of March 30 of each calendar year ("performance year") who shall receive awards under the Plan for such performance year. An individual who becomes an executive officer after March 30 and on or before October 1 of a calendar year shall receive an award as provided in Section 3.

3.  AWARDS

     Subject to the Compensation Committee's discretion to reduce such awards, each Participant shall be entitled to an award for each performance year equal to 0.3 percent of the Company's earnings before unusual items. The Company's independent auditors will review the Company's calculation of the award amount and confirm its mathematical accuracy to the Compensation Committee.

     An individual who becomes a Participant after March 30 and on or before October 1 of a performance year shall receive an award for that performance year based on the earnings before unusual items of the Company for each calendar quarter following the quarter in which the individual becomes an executive officer.

4.  PAYMENT OF AWARDS; COMPENSATION COMMITTEE DISCRETION TO REDUCE

     As soon as practicable after the end of each performance year, the Company's independent auditors shall report to the Compensation Committee the Company's earnings before unusual items and the Compensation Committee shall certify the amount of each award for that year under the provisions of this Plan.

     The Compensation Committee, in its sole discretion, based on any factors the Compensation Committee deems appropriate, may reduce the award to a Participant in any year (including reduction to zero if the Compensation Committee so determines). The Compensation Committee shall make a determination of whether and to what extent to reduce awards under the Plan for each year at such time or times as the Compensation Committee shall deem appropriate. The reduction in the amount of an award to a Participant for a performance year shall have no effect on the amount of the award to any other Participant for such year.

     Payments of awards to Participants who are employees of subsidiaries of the Company shall be paid directly by such subsidiaries.

     Termination of employment for any reason may result in a pro rata or other adjustment to the amount of the award on such basis as shall be determined fair and equitable by the Compensation Committee.

     Notwithstanding any provision of EOAAP, no award shall be paid to a Participant who, in any calendar year, has discharged his principal accountabilities in a manner deemed unacceptable by the Chief Executive Officer. Participants under the EOAAP will be ineligible for awards relating to the same calendar quarter under the Company's Management Achievement Award Program.

     Awards shall be paid in cash as of a date or dates determined by the Compensation Committee or, if the Compensation Committee makes no determination, as soon as practicable after the amount of the award has been determined.

     Prior to becoming entitled to receive an award, a Participant may elect to defer the receipt thereof to some future date or dates. Except as otherwise provided under the Company's Deferred Compensation Plan, deferred EOAAP awards shall not bear interest.

5.  GENERAL PROVISIONS

     The Plan shall be administered by the Compensation Committee. The Compensation Committee, in its sole discretion, shall have the power to interpret and construe the Plan; provided, however, that no such action or determination may increase the amount of compensation payable that would otherwise be due in a manner that would result in the disallowance of a deduction to the Company under Section 162(m) of the Code or any successor section. Any interpretation or construction of any provisions of the Plan by the Compensation Committee shall be final and conclusive upon all persons. No member of the Board or the Compensation Committee shall be liable for any action or determination made in good faith.

     "Compensation Committee" means the Compensation Committee of the Board of Directors of the Company, provided that if the requisite number of members of the Compensation Committee are not Disinterested Persons, the Plan shall be administered by a committee, all of whom are Disinterested Persons, appointed by the Board and consisting of two or more directors with full authority to act in the matter.

     Except as provided in this Plan, no right of any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, attachment, garnishment, execution, levy, bankruptcy, or any other disposition of any kind, whether voluntary or involuntary, prior to actual payment of an award. No Participant, or any other person, shall have any interest in any fund, or in any specific asset or assets of the Company, by reason of an award that has been made but has not been paid or distributed.

     Nothing contained in the EOAAP shall be construed as a contract of employment or as a right of any Participant to be continued in the employment of the Company, or as a limitation on the right of the Company to discharge any Participant with or without cause.

     The Compensation Committee may at any time amend, suspend, or discontinue the Plan or alter or amend any or all awards under the Plan to the extent
     (1) permitted by law and (2) that such action would not result in the disallowance of a deduction to the Company under Section 162(m) of the Code or any successor section (including the rules and regulations promulgated thereunder); provided, however, that if any of the foregoing requires the approval by stockholders of any such amendment, suspension or discontinuance, then the Compensation Committee may take such action subject to the approval of the stockholders. No such amendment, suspension, or discontinuance of the Plan shall, without the consent of the Participant, adversely alter or change any of the rights or obligations under any awards previously granted the Participant. In the case of a Participant employed outside the United States, the Compensation Committee may vary the provisions of the Plan as it may deem appropriate to conform to local laws, practices and procedures. Further, unless the stockholders of the Company shall have first approved thereof, no amendments shall be made which shall increase the maximum amount of any award above the amount determined by the formula described in Section 3 in any year.

[KIMBERLY-CLARK LOGO]

                           Invitation to Stockholders

                         Notice of 2002 Annual Meeting

                                Proxy Statement

                                   [GRAPHIC]

                             [KIMBERLY-CLARK LOGO]

ZKCC3B                            DETACH HERE

[KIMBERLY-CLARK LOGO]
                   P.O. BOX 619100, DALLAS, TEXAS 75261-9100
         PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS -- APRIL 25, 2002
                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Wayne R. Sanders, O. George Everbach and Ronald D. McCray, or any of them, with full power of substitution to each, hereby are appointed proxies and are authorized to vote, as specified below, all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Kimberly-Clark Corporation, to be held at the Corporation's World Headquarters 351 Phelps Drive, Irving, Texas on April 25, 2002 at 11:00 a.m. and at any adjournment thereof. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

     Please date, sign and return this proxy promptly. If you plan to attend the meeting, please so indicate in the space provided on the reverse side.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1,2 AND 3 AND AGAINST PROPOSAL 4. IF YOU PREFER TO VOTE SEPARATELY ON INDIVIDUAL ISSUES YOU MAY DO SO BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE.

             IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE

        PLEASE RETURN THIS CARD IN THE SELF-ADDRESSED ENVELOPE PROVIDED.

KIMBERLY-CLARK CORPORATION

YOUR VOTE IS IMPORTANT! IT'S FAST, CONVENIENT AND IMMEDIATE:

VOTE BY TELEPHONE: CALL TOLL-FREE 1-877-PRX-VOTE (1-877-779-8683) ANYTIME!

1.   Read the accompanying Proxy Statement and Proxy Card.

2.   Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).

     Stockholders residing outside the United States may call collect on a touch-tone phone 1-201-536-8073.

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

4.   Follow the recorded instructions.


VOTE BY INTERNET: GO TO http://www.eproxyvote.com/kmb ANYTIME!

1.   Read the accompanying Proxy Statement and Proxy Card.

2.   Go to the Website http://www.eproxyvote.com/kmb

3. Enter your 14-digit Voter Control Number located on your Proxy Card above your name.

     If you are interested in enrolling in the electronic delivery service to receive Kimberly-Clark's future Annual Reports and Proxy Statements, you may do so at this time.

4.   Follow the instructions provided.

    DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

--------------------------------------------------------------------------------
IT'S A WIN-WIN SOLUTION! Reduce paper flow to your home and help the environment, too! If you have access to the Internet, we encourage you to consider receiving Kimberly-Clark's future Annual Reports and Proxy Statements in electronic format rather than in printed form. In electing to do so, you conserve natural resources and save your company money! ACT NOW!
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
ZKCC3A                            DETACH HERE



[X] PLEASE MARK YOUR
    VOTES AS IN THE
    EXAMPLE.

--------------------------------------------------------------------------------
 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3 AND AGAINST
                                  PROPOSAL 4.
--------------------------------------------------------------------------------

1. Election of Directors

   NOMINEES: (01) John F. Bergstrom, (02) Paul J. Collins,
             and (03) Robert W. Decherd
(terms to expire at 2005 Annual Meeting of Stockholders)

                [ ]   FOR            [ ]  WITHHOLD
                      ALL                 AUTHORITY
                    NOMINEES               TO VOTE
                                           FOR ALL
                                           NOMINEES

[ ]
   ---------------------------------------------------------
FOR all nominees, except vote withheld for those named above.


                                                FOR        AGAINST      ABSTAIN

2. Approve the Executive Officer                [ ]          [ ]           [ ]
   Achievement Award Program

3. Selection of Auditors                        [ ]          [ ]           [ ]

4. Stockholder Proposal Regarding the           [ ]          [ ]           [ ]
   Corporation's Amended and Restated
   Rights Agreement

MARK HERE IF YOU PLAN TO ATTEND THE MEETING                                [ ]

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LOWER LEFT                        [ ]

I Will be accompanied by __________________________.

Please sign below exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.



Signature:                              Date:                     Signature:                               Date:
          ---------------------------        -----------------              ----------------------------        -----------------

                       [KIMBERLY-CLARK CORPORATION LOGO]








ZKC34B                            DETACH HERE

TO: U.S. BANK, TRUSTEE OF THE KIMBERLY-CLARK CORPORATION DEFINED CONTRIBUTION PLANS TRUST

With respect to whole shares of Kimberly-Clark Corporation common stock held by the Trustee and attributable to my accounts to which I am entitled under the terms of the respective Plans to give this direction you are directed (i) to sign and forward a proxy in the form being solicited on behalf of the Board of Directors of Kimberly-Clark Corporation to vote at the Annual Meeting of Stockholders on April 25, 2002 and at any adjournment thereof as specified on the reverse side hereof and (ii) to authorize the proxies appointed by the Board of Directors to vote, in their discretion, on such other business as may properly come before the meeting.

IF NO DIRECTION IS GIVEN, THE RESPECTIVE PLAN COMMITTEES, WHICH ARE COMPOSED OF MANAGEMENT PERSONNEL, WILL DIRECT THE TRUSTEE HOW TO VOTE THE SHARES.

------------------------------------------------------------------------------
NOTICE TO PARTICIPANTS:    KIMBERLY-CLARK CORPORATION HOURLY EMPLOYEES
                           INCENTIVE INVESTMENT PLAN AND KIMBERLY-CLARK
                           CORPORATION SALARIED EMPLOYEES INCENTIVE INVESTMENT
                           PLAN (IIP) KIMBERLY-CLARK CORPORATION RETIREMENT
                           CONTRIBUTION PLAN (RCP)

Pursuant to the terms of the respective Plans, you have the right to direct the Trustee how to vote whole shares of Kimberly-Clark Corporation common stock held by the Trustee and attributable to your accounts in the respective Plans as provided therein at the Annual Meeting of Stockholders to be held on April 25, 2002 and at any adjournment thereof. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING APPROPRIATELY ON THE REVERSE SIDE, BUT YOU NEED NOT MARK A CHOICE
IF YOU WISH YOUR SHARES TO BE VOTED IN ACCORDANCE WITH THE KIMBERLY-CLARK CORPORATION BOARD OF DIRECTORS' RECOMMENDATIONS. IN EITHER CASE, PLEASE BE SURE TO SIGN ON THE REVERSE SIDE. If no Voting Instruction Card is returned, the respective Plan Committees, which are composed of management personnel, will direct the Trustee to vote the shares. For your information, copies of the Kimberly-Clark Corporation Notice of Annual Meeting and Proxy Statement are enclosed.

                                   U.S. BANK

Your instructions will be held in strict confidence and will not be made known to officers and employees of Kimberly-Clark.

               IMPORTANT: TO BE SIGNED AND DATED ON REVERSE SIDE

KIMBERLY-CLARK CORPORATION

YOUR VOTE IS IMPORTANT! IT'S FAST, CONVENIENT AND IMMEDIATE:

VOTE BY TELEPHONE: CALL TOLL-FREE 1-877-PRX-VOTE (1-877-779-8683) ANYTIME!

1.   Read the accompanying Proxy Statement and Voting Instruction Card.

2.   Call the toll-free number 1-877-PRX-VOTE (1-877-779-8663).
     Stockholders residing outside the United States may call collect on a touch-tone phone 1-201-536-8073.

3. Enter your 14-digit Voter Control Number located on your Voting Instruction Card above your name.

4.   Follow the recorded instructions.


VOTE BY INTERNET: GO TO http://www.eproxyvote.com/kmb  ANYTIME!

1.   Read the accompanying Proxy Statement and Voting Instruction Card.

2.   Go to the Website http://www.proxyvote.com/kmb

3. Enter your 14-digit Voter Control Number located on your Voting Instruction Card above your name. If you are interested in enrolling in the electronic delivery service to receive Kimberly-Clark's future Annual Reports and Proxy Statements, you may do so at this time.

4.   Follow the instructions provided.

DO NOT RETURN YOUR VOTING INSTRUCTION CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
IT'S A WIN-WIN SOLUTION! Reduce paper flow to your home and help the environment, too! If you have access to the Internet, we encourage you to consider receiving Kimberly-Clark's future Annual Reports and Proxy Statements in electronic format rather than in printed form. In electing to do so, you conserve natural resources and save your company money! ACT NOW!
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                  DETACH HERE



[X] PLEASE MARK YOUR
    VOTES AS IN THE
    EXAMPLE.

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4.
--------------------------------------------------------------------------------


1. Election of Directors
   NOMINEES: (01) John F. Bergstrom, (02) Paul J. Collins,
             and (03) Robert W. Decherd
(terms to expire at 2005 Annual Meeting of Stockholders)

                [ ]   FOR            [ ]  WITHHOLD
                      ALL                 AUTHORITY
                    NOMINEES               TO VOTE
                `                          FOR ALL
                                           NOMINEES

[ ]
FOR all nominees, except vote withheld for those named above.

                                                FOR        AGAINST      ABSTAIN
2. Approve the Executive Officer                [ ]          [ ]           [ ]
`  Achievement Award Program

3. Selection of Auditors                        [ ]          [ ]           [ ]

4. Stockholder Proposal Regarding the           [ ]          [ ]           [ ]
   Corporation's Amended and Restated
   Rights Agreement


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LOWER LEFT                        [ ]


PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.

Signature:                                    Date:
          --------------------------------         -----------------------------